PAGES IN THIS REGISTRATION

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLACK SEA MINERALS, INC.

OFFERING:  1,150,000 common shares

Delaware (State or other Jurisdiction of Incorporation or Organization	5699 (Primary Standard Industrial Classification Code Number)	98-023116 (I.R.S Employer Identification No.)

525 Seymour Street, Suite 908
Vancouver, British Columbia V6B 3H7
(604) 685-1527
(Address of principal executive office
and place of business)

Charles Clayton
12 South Sixth Street
Minneapolis, MN 55402
(612) 338-3738
(Name and address of agent for service)

Approximate date of commencement of proposed sale to public:
As soon as practicable after effective date of this Registration Statement

If any of the securities being registered on this Form pursuant to Rule 462(b), check the following box. ☐

If any of the securities being registered on this Form pursuant to Rule 462(c), check the following box. ☐

If any of the securities being registered on this Form pursuant to Rule 462(d), check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee

Common Stock no par value	1,150,000	$1.00	$1,150,000	$250.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

BLACK SEA MINERALS, INC.
#908 – 525 Seymour Street,
Vancouver, B.C. Canada V6B 3H7
Tel:  604.685.1527

1,150,000 Shares of Common Stock

This is our initial public offering. We are offering 200,000 treasury shares of the Company (“Primary Offering”) and 950,000 shares are offered by the selling shareholders (“Secondary Offering”). We will not receive any of the proceeds from the Secondary Offering. The share price is $1.00. No public market currently exists for our shares.

INVESTING IN OUR SHARES INVOLVES RISKS. SEE ITEM 3.4 “RISK FACTORS”.

Primary Offering

	Number of Shares	Offering price per share	Agent’s commission	Proceeds to Company Per share		Aggregate Agent’s Commission	Aggregate proceeds to Company

Minimum Offering	100,000	$1.00	$0.10	$0.90	(1)	$10,000	$90,000	(2)
Maximum Offering	200,000	$1.00	$0.10	$0.90	(1)	$20,000	$180,000	(3)

If the shares are sold directly by us, the net proceeds per share will be $1.00.
If the shares are sold directly by us, the aggregate proceeds of the minimum offering will be $100,000.
If the shares are sold directly by us, the aggregate proceeds of the maximum offering will be $200,000.

The primary offering of 200,000 shares is being offered on a “best effort” basis with a minimum offering of 100,000 shares and a maximum offering of 200,000 shares. We plan to sell the shares ourselves. We do not plan to use underwriters or pay any commissions. We do however, reserve the right to use brokers and or placement agents and could pay commissions equal to 10% of the gross proceeds. The Company has not made any agreements to sell the Shares using registered agents or underwriters. The primary offering will end on the earlier of (1) completion of the sale of the minimum offering of 100,000 shares or (2) the 90th day after the date of this prospectus unless extended for 30 days by agreement between us, the escrow holder of the subscription funds and the subscribers. Pursuant to an agreement dated July 28, 2003 between us and a licensed lawyer residing in Vancouver, British Columbia, Canada, (the trustee) subscription funds will be deposit in a segregated company account established solely for the purpose of holding the subscription funds for the time periods described earlier in this paragraph. In the event the minimum offering of 100,000 shares is not sold within the 90 days or 120 days if extended, the subscription funds will be refunded promptly by the trustee, to the subscribers in full without interest or deductions.

Secondary Offering

Number of Shares	Public Offering price	Underwriting Discounts Per share	Proceeds to Selling Shareholders Per share	Aggregate Underwriting Discount	Aggregate proceeds to Selling Shareholders

950,000	$1.00	$0.10	$0.90	$95,000	$855,000

The prospectus will not be used before the effective date of the registration statement.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.

Prospectus dated October 29, 2003

Table of Contents

1.0 FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS	6

2.0 INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF PROSPECTUS	6

3.0 SUMMARY INFORMATION AND RISK FACTORS	6

3.1 Business	6

3.2 The Offering	6

3.2.1 Primary Offering	6

3.2.2 Secondary Offering	7

3.3 Summary financial information	7

3.4 Risk Factors	7

3.4.1 Limited Operating History	8

3.4.2 Additional Financing Required:	8

3.4.3 Non-Liquidity of Investment:	8

3.4.5 Dilution Suffered by Investors	9

3.4.6 Title to Properties	9

3.4.7 Asset Extraction Risk	9

3.4.8 No Reserves	9

3.4.9 Transportation risk	9

3.4.10 Competition and Management Risk	9

3.4.11 Political Risk	10

3.4.12 Commodity Price Risk	10

3.4.13 Market penetration Risk	10

3.4.14 Low Cost Competitors	10

3.4.15 Lack of Diversification	10

3.4.16 Insider Control Group:	10

3.4.17 Mining and Extraction Risks	10

3.4.18 Dependence on Key Personnel	11

3.4.19 Penny Stock Regulation	11

4.0 USE OF PROCEEDS	11

5.0 DETERMINATION OF OFFERING PRICE	12

6.0 DILUTION	12

8.0 PLAN OF DISTRIBUTION	14

8.1 Primary Offering	14

8.2 Secondary Offering	14

8.3 Legal Opinion	14

9.0 LEGAL PROCEEDINGS	14

10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15

10.1 Directors Information	15

10.2 No Indemnification for Directors	15

10.3 No Employees	16

11.0 SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16

12.0 DESCRIPTION OF SECURITIES	17

12.1 Description	17

12.2 Capitalization	17

12.3 Shares Eligible For Future Sale	17

13.0 INTEREST OF NAMED EXPERTS AND COUNSEL	18

13.1 Legal Opinion	18

13.2 Auditor	18

14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18

15.0 ORGANIZATION WITHIN LAST FIVE YEARS	18

15.1 Organization	18

15.1.1 Ecogarnet (A non-arms length transaction)	18

15.1.2 Garnet Joint Venture (A non-arms length transaction)	19

15.2 Debt Due to Related Parties	19

15.3 Consulting Fees paid by the Issue of Shares	19

16.0 DESCRIPTION OF BUSINESS	19

16.1 Business Development During the Last Three Years	19

16.1.2 There has been no bankruptcy, receivership or similar proceedings	19

16.2 Business of the Issuer	19

16.2.1 Ecogarnet	20

16.2.2 Garnet Joint Venture	20

16.3.1 Principal Products	20

16.3.2 Current markets	21

16.3.3 Distribution Methods	21

16.3.4 Competitive Business Conditions and Company’s Competitive Position and Methods of Competition	21

16.3.5 Sources and Availability of Raw Materials and Names of Principal Suppliers	22

16.3.6 Dependence on One or a Few Major Customers	22

16.3.7 Intellectual Property	22

16.3.8 Government Approval	22

16.3.9 Effect of Existing or Probable Governmental Regulations on the Business	22

16.3.10 Amount Spent in Last 2 Fiscal Years on Research and Development	22

16.3.11 Costs and Effects of Environmental Compliance	22

16.3.12 Number of Total Employees and Full Time Employees	22

16.3.13 Business Combinations	22

16.4 Reports to Security Holders	22

16.5 Where You Can Find Additional Information	22

17.0 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23

17.1 Plan of Operation	23

17.2 Discussion and Analysis of Financial condition and Results of Operations	23

18.0 DESCRIPTION OF PROPERTY	24

18.1 Ecogarnet Joint Venture	24

18.2. Garnet Joint Venture	25

18.3 Investment Policies	26

19.0 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS	27

20.0 MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	27

20.1 Market Information	27

20.2 Shares Eligible for Future Sale	27

20.2 Holders	27

20.3 Dividends	28

21.0 EXECUTIVE COMPENSATION	28

APPENDICES:

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED) AND THE YEARS ENDED JUNE 30, 2002 AND 2001 (AUDITED)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS	2

Exhibit 3(i) 7CERTIFICATE OF INCORPORATION OF BLACK SEA MINERALS, INC.	6

Exhibit 3 (ii) By Laws	10

Exhibit 5.0 Legal Opinion	19

Exhibit 10.1_PURCHASE AGREEMENT (ECOGARNET)	20

Exhibit 10.2_AMENDING AGREEMENT (Ecogarnet Joint Venture)	37

Exhibit 10.3_PURCHASE AGREEMENT, Garnet	39

Exhibit 10.4_AMENDMENT AGREEMENT, Garnet	56

Exhibit 10.5_Trustee Agreement	59

1.0	FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS

2.0	INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF PROSPECTUS

3.0	SUMMARY INFORMATION AND RISK FACTORS

3.1	Business

We are a Delaware corporation. Our principal executive offices are located at 525 Seymour Street, Suite 908, Vancouver, British Columbia, Canada. Our telephone number is (604) 685-1527.

We have:

(1) a 60% interest in the Ecogarnet Joint Venture which has an unlimited license to extract and sell abrasive garnet and quartz/feldspar for industrial purposes.(the Ecogarnet property); and

(2) a 49% interest in the Garnet Joint Venture which has a 20 year license expiring 2015 to purchase crushed rock from a quarry to extract abrasive garnet and quartz feldspar (the Garnet property).

Both properties are located in Ukraine.

3.2	The Offering

Common stock offered by us: A Primary Offering of 100,000 shares minimum and 200,000 shares maximum.

3.2.1	Primary Offering

	Number of Shares	Offering price per share	Agent’s commission	Proceeds to Company Per share		Aggregate Agent’s Commission	Aggregate proceeds to Company

Minimum Offering	100,000	$1.00	$0.10	$0.90	(1)	$10,000	$90,000	(2)
Maximum Offering	200,000	$1.00	$0.10	$0.90	(1)	$20,000	$180,000	(3)

If the shares are sold directly by us, the net proceeds per share will be $1.00.
If the shares are sold directly by us, the aggregate proceeds of the minimum offering will be $100,000.
If the shares are sold directly by us, the aggregate proceeds of the maximum offering will be $200,000.

The primary offering of 200,000 shares is being offered on a “best effort” basis with a minimum offering of 100,000 shares and a maximum offering of 200,000 shares. We plan to sell the shares ourselves. We do not plan to use underwriters or agents and therefore will not pay any commissions. We do however, reserve the right to use brokers and or placement agents and could pay commissions equal to 10% of the gross proceeds. The primary offering will end on the earlier of (1) completion of the sale of the minimum offering of 100,000 shares or (2) the 90th day after the date of this prospectus unless extended for 30 days by agreement between us, the escrow holder of the subscription funds and the subscribers. Pursuant to a trust agreement dated March 25, 2003 between us and a licensed lawyer located in Vancouver, British Columbia, Canada (the “trustee”), subscription funds will be deposited in a segregated bank account established solely for the purpose of holding the subscription funds for the time periods described earlier in this paragraph. In the event the minimum offering of 100,000 shares is not sold within the 90 days or 120 days if extended, the subscription funds will be promptly refunded to the subscribers by the trustee, in full without interest or deductions.

The issued share capital upon completion of the minimum and maximum primary offering is:

Issued Share Capital Before Offering	Issued Share Capital Upon Completion of Minimum Offering	Issued Share Capital Upon Completion of Minimum Offering

3,992,315	4,092,315	4,192,315

Use of Proceeds if No Commissions are Paid

Item	Minimum Offering	Maximum Offering

Cost of Offering	$11,750	$11,750
Installation of a Test Plant on Ecogarnet property.	$80,000	$100,000
Unallocated	$8,2500	$88,250
Total	$100,000	$200,000

Use of Proceeds if Commissions are Paid

Item	Minimum Offering	Maximum Offering

Cost of Offering	$11,750	$11,750
Commissions	$10,000	$20,000
Installation of a Test Plant on Ecogarnet property.	$78,250	$100,000
Unallocated	0	$68,250
	$100,000	$200,000

3.2.2	Secondary Offering

The Offering includes a secondary offering of 950,000 shares being offered by four shareholders of the Company. The Company will not receive any of the proceeds of the secondary offering. There are no arrangement between the Company and the selling shareholders for the sale of the primary or secondary offering.

Number of Shares	Public Offering price	Agent’s Per share	Proceeds to Selling Shareholders Per share	Aggregate Underwriting Discount	Aggregate proceeds to Selling Shareholders

950,000	$1.00	$0.10	$0.90	$95,000	$855,000

3.3	Summary financial information

As at June 30, 2003:

The liabilities of the Company were $166,866. Of this amount $155,523 is owed to related parties (Walter Stunder, the President of the Company and to companies owned by Mr. Stunder.) There are no terms of repayment and none of the proceeds of this offering will be used to repay the $155,523.

The loss was $116,388 and the deficit was $116,388. See Item 17.2 for further details.

3.4	Risk Factors

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment.

3.4.1	Limited Operating History

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

We have yet to establish any history of profitable operations and there is no prospect of profitable operations in the immediate future as the primary offering of the Company’s shares does not provide adequate working capital to install a permanent plant at the Ecogarnet property. See Item 4 “Use of Proceeds”. We have incurred annual operating losses of $57,284 for the fiscal year ended June 30, 2002, and $8,068 for the fiscal year ended June 30, 2001. The loss for the fiscal year ended June 30, 2003 is $16,448. As a result, at June 30, 2003 we had an accumulated deficit of $116,388. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our garnet properties. No assurances can be given when this will occur or that we will ever be profitable. The proceeds of this offering are only adequate to install a pilot plant on the Ecogarnet property. Additional financing will be required for a preliminary feasibility and final feasibility report and to purchase the permanent plant.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended June 30, 2003, 2002 and 2001 relative to our ability to continue as a going concern set out in note 1(a) to the financial statements. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.4.2	Additional Financing Required:

We will require additional financing to sustain our operations and without it we will not be able to continue operations. Even if we are able to complete this offering, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

3.4.3	Non-Liquidity of Investment:

Our shares are not listed on any exchange or trading system. We do not have a public trading market for our securities nor can we provide any assurance that a public market will ever develop in the future. The issued share capital of the Company of 3,992,315 shares is held by only 353 shareholders. Assuming the maximum offering of 200,000 shares is sold there is no assurance that the shares of the Company will be widely distributed or that a broad based regular trade in the shares of the Company will develop. Consequently, an investor may not be able to liquidate his investment in the event of an emergency or for any other reason. Therefore, an investor should consider his investment to be long term.

If the trading price of the Company’s shares is less than $5.00 per share, trading in the shares is subject to the requirement of Rule 15G-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock”, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally the term penny stock refers to a stock with a market price of less than $5.00 per share. A market in the Company’s stock may never develop due to these restrictions.

3.4.5	Dilution Suffered by Investors

Investors will suffer an immediate dilution respecting their investment in the common shares of the Company under this Offering. The financial risk of our future activities will be borne to a significant degree by purchasers of shares under the Offering who, upon its completion will incur immediate and substantial dilution in the net tangible book value of $.763 per share in the minimum offering and $.746 per share in the maximum offering. Future acquisitions or equity financing that cause the issuance of common shares in our capital could result in a change of control of the Company and may cause the shareholders’ interest in us to be further diluted. The financial risk of our future activities will be borne to a significant degree by purchasers of Shares under the Offering.

3.4.6	Title to Properties

We indirectly own and hold our interest in our two properties pursuant to our interests in two joint ventures called “Ecogarnet Joint Venture” (“Ecogarnet”) and “Garnet Joint Venture” (“Garnet”). The Ecogarnet has a license issued in November, 1999 which has no expiry period. The Garnet has a 20-year license, expiring in October, 2015 to extract and produce garnet from the Ivanovka garnet deposit. See Item 15 “ Organization Within Last Five Years”. There is no work commitments associated with the two licenses, and therefore there is little risk of forfeiting title as a result of being deemed in default of commitments under the license. However there is a risk that the licenses may not withstand a challenge in the Ukraine courts. The practical risk of conducting business in Ukraine is that if the western company does not perform up to the level of its commitments, the project will find its way into other hands.

3.4.7	Asset Extraction Risk

There is a risk that the expected quantities and grades of garnet cannot be extracted from the quarries. The quarries have been in operation for over 30 years. Much of the garnet resource has been exposed through the mining operations. However, no new processes or untested equipment is required to mine or process the garnet rock and therefore, there is little operational risk of recovering garnet from the Ecogarnet tailings pond and the Garnet quarry. A pilot plant is to be installed on the Ecogarnet tailings pond to establish the operating costs of extraction using modern methods. See Items 16.2.1 “Description of Business” and Item 18.1 “Description of Property”.

3.4.8	No Reserves

Our two properties are without known reserves, the viability of commercial production is not known and the pilot plant proposed for the Ecogarnet tailings pond is exploratory in nature.

3.4.9	Transportation risk

Only small commercial quantities of garnet have been produced from the quarries and sold into Europe, and there is a risk that garnet produced from the project cannot be economically transported to the Company’s target markets which are located in Austria, Germany, Switzerland and Italy. However the two garnet sites have a significant amount of infrastructure in place, including all necessary facilities to transport garnet out of Ukraine and into European market. The sites are connected by paved highway to major trucking networks in Europe, in addition to being connected by railway to the major rail routes throughout Ukraine and into Europe. The project has direct connections by rail and highway to the port of Odesa to ship garnet by sea.

3.4.10	Competition and Management Risk

We do not have any operating history producing and selling garnet as do our competitors, Barton Mines Corporation “Barton” and Western Garnet International Ltd. (“Western Garnet”).

3.4.11	Political Risk

Ukraine is politically stable with no civil or political unrest. It gained independence in 1992 and has a good political record. It was part of the Soviet Union until the breakup of the Soviet Union in 1992. Since then it has held free elections every four years. President Kutchma was elected for a second term in 1999. President Kutchma is restricted from running for President for a third term. Elections are scheduled for 2004.

We see Political Risk in Ukraine potentially manifesting itself as either changes in fiscal and taxation policy, or restrictions on foreign companies operating in Ukraine.

The Ukraine is getting good cooperation from the IMF (International Monetary Fund) and the European Union. Ukraine has observer status with the European Union which means that integration is now beginning into the European union. In our opinion, the real political risk in Ukraine is the level and cost of corruption, which is not as prevalent as in Russia

3.4.12	Commodity Price Risk

There is a risk that the world price of garnet will drop with the introduction of sales volumes from our operation. By bringing on an additional 10,000 tons per year into market, there is a risk of garnet prices dropping near term. The price of garnet is currently around $480 - $600 per ton. We anticipate that when our garnet becomes commercially available with new production techniques, our competitors may drop the price of garnet to $280 - $300 a ton. However our freight charges are significantly lower than the competitors enabling us to sell at highly competitive prices. See Item 16 “Description of Business”.

3.4.13	Market penetration Risk

There is a risk that we will experience slower than expected rates of penetration into our target markets. We are establishing Black Sea as a newcomer in a well established, tightly run marketplace for engineered applications of industrial garnet. We will have to break long standing customer relationships with Barton and Western Garnet in order to penetrate markets successfully. Non-price factors can be more difficult to compete with than simply price.

3.4.14	Low Cost Competitors

There is a risk of competitors bringing on low cost sources of comparable quality industrial garnet. While we believe that we will be one of the lowest cost producers of garnet in the world, other potential sources of garnet may exist which could be extracted and refined at lower costs than us.

3.4.15	Lack of Diversification

Our business, even if successful, will be focused solely on the production and sale of industrial grade garnet. Our lack of diversification may subject us to economic fluctuations within the garnet industry and therefore increase the risks associated with our operations.

3.4.16	Insider Control Group:

Our current directors and officers will control a majority of the outstanding shares upon completion of this offering.

After this offering, the officers and directors will control a minimum of 63% of the outstanding common stock. As a result, we may be able to exercise a controlling influence over matters requiring approval of our shareholders, including the election of directors, and over our business and affairs. Investors in this offering will not be able to exercise control. This would include determinations with respect to mergers and other business combinations, and the acquisition and disposition of our assets.

3.4.17	Mining and Extraction Risks

We will not be conducting any mining operations and therefore will not be subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents.

3.4.18	Dependence on Key Personnel

We are dependent on the services of Walter Stunder, President and Chairman of the Board of Directors who speaks Russian, Ukrainian and English. Mr. Stunder is the Company’s chief operating officer. The loss of Mr. Stunder could have a material adverse effect on our business and operations as he is the sole person responsible for overseeing operations on the two garnet properties at this time. We currently do not have key man insurance. In the event of commercial operations, the Company cans resource many technically qualified people in Ukraine who are competent to carry out local management and operations.

3.4.19	Penny Stock Regulation

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stock generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities will be subject to the penny stock rules, and investors in this offering may find it more difficult to sell their securities.

As a result of these factors, this Offering is only suitable for those investors who are willing to rely on management of the Company and who can afford to lose their entire investment in the Company’s Shares.

4.0	USE OF PROCEEDS

If we do not use selling agents or underwriters, we estimate that we will receive net proceeds from this offering of approximately $100,000 minimum and $200,000 maximum.

If we use selling agents or underwriters, e estimate that we will receive net proceeds from this offering of approximately $90,000 minimum and $180,000 maximum We expect to use the net proceeds of this offering for the following purposes in the following order or priority:

Use of Proceeds if No Commissions are Paid:

Item	Minimum Offering	Maximum Offering

Cost of Offering *	$11,750	$11,750
Installation of a Test Plant on Ecogarnet property. See Item 18 “Description of Property”	$80,000	$80,000
Unallocated	$8,250	$108,250
Total	$100,000	$200,000

Use of Proceeds if Commissions are Paid:

Item	Minimum Offering	Maximum Offering

Cost of Offering *	$11,750	$11,750
Commissions	$10,000	$20,000
Installation of a Test Plant on Ecogarnet property.	$78,250	$80,000
Unallocated	0	$88,250
	$100,000	$200,000

Use of Proceeds if 75% of the Maximum Offering is Sold: 150,000 Shares

Item	With Commission	Without Commission

Cost of Offering *	$11,750	$11,750
Commission	$15,000	0
Installation of a Test Plant on Ecogarnet property.	$80,000	$80,000
Unallocated	$43,250	$58,250
Total	$150,000	$150,000

*

The estimated Offering expenses of $33,750 have been reduced to $27,750. Of that amount $16,000 has been paid by non-arms length loans to the Company directly and indirectly by Walter Stunder, the President of the Company. The balance due of $11,750 is made up of: registration fees of $250, legal fees of $7,000, printing of $1,000 and miscellaneous of $3,500.

The primary offering of 200,000 shares is being offered on a “best effort” basis with a minimum offering of 100,000 shares and a maximum offering of 200,000 shares. We plan to sell the shares ourselves. We do not plan to use underwriters or agents and therefore will not pay any commissions. We do however, reserve the right to use brokers and or placement agents and could pay commissions equal to 10% of the gross proceeds.

We will require further financing to pay for a preliminary or final feasibility study.

None of the proceeds of the offering will be used to repay debt due to related parties.

Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities.

5.0	DETERMINATION OF OFFERING PRICE

The Offering Price of the Shares bears no relation to book value, assets, earnings or any other objective criteria of value. The Offering Price and number of Shares offered were arbitrarily determined by the Company. The Company’s shares have never traded. There can be no assurance that the shares of the Company will ever trade on a listed exchange. There is no assurance that if the shares to trade, that the trading price of the Company’s shares will attain the market value commensurate with the Offering Price.

6.0	DILUTION

“Dilution” is the difference between the public offering price of a security and its net tangible book value per Share immediately after the Offering, giving effect to the receipt of net proceeds of the Offering.

Future acquisitions or equity financings that cause the issuance of common shares in the capital of the Company could result in a change of control of the Company and may cause the shareholders’ interest in the Company to be further diluted. The financial risk of the Company’s future activities will be borne to a significant degree by purchasers of Shares under the Offering.

As of June 30, 2003, the net tangible book value was $938,418 or $.221 per common share. Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

After giving effect to the sale of the 100,000 minimum and 200,000 maximum shares of common stock offered at a initial public offering price of $1.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2003 would have been $.237 per share minimum and $.254 per share maximum. This represents an immediate increase in the as adjusted net tangible book value of $.015 minimum and $.032 maximum, to existing stockholders and an immediate dilution in as adjusted net tangible book value of $.763 per share minimum and $.746 per share maximum, to purchasers of common stock in this offering. Dilution per share represents the difference between the price per share paid by public investors and the as adjusted net tangible book value per share at June 30, 2003. The following table illustrates this per share dilution as of June 30, 2003.

Assumed initial public offering price per share	$1.00
Net tangible book value before the offering	$0.221
Increase to existing shareholders after offering	$0.015	minimum
	$0.032	maximum

As adjusted net tangible book value per share after the offering

	$0.237	minimum
	$0.254	maximum

Dilution per share to new investors	$0.763	minimum
	$0.746	maximum

The following tables set forth, as of June 30, 2003, after giving effect to the sale of the number of common shares, and without adjustment for commissions and other expenses related to this offering, the number and percentage of shares of common stock purchased from the Company, the amount and percentage of cash consideration paid and the average price per share paid by the new investor pursuant to this offering and by existing shareholders.

Minimum

Shares Purchased			Total Consideration

	Number	Percent	Amount	Percent	Average Price Per Share

Existing stockholders	4,240,815	97.7%	$1,054,806	92.3%	$.249
New investors	100,000	2.3%	$100,000	8.7%	$1.00
Total	4,340,815	100%	$1,154,806	100%

Maximum

Shares Purchased			Total Consideration

	Number	Percent	Amount	Percent	Average Price Per Share

Existing stockholders	4,240,815	95.5%	$1,154,806	84%	$.249
New investors	200,000	4.55%	$200,000	16%	$1.00
Total	4,440,815	100%	$1,254,806	100%

SELLING SECURITY HOLDERS

Name of Selling Security Holder	Position with Company in last 3 years	Securities owned before offering	# of securities offered	Amount to be owned after offering

Venture Capital Partners, LLC (1)	None*	400,000	400,000	none
Joerg Schweizer	None*	200,000	200,000	none
S.P.R. Venture Partners, Inc. (2)	None*	100,000	100,000	none
John C. Leo	None	250,000	250,000	none

(1)	The sole shareholder is John Leo of Jersey City, New Jersey.

(2)	The sole shareholder is Spiro Pappas of Fort Lauderdale, Florida.

*

Venture Capital Partners, LLC, Joerg Schweizer and S.P.R. Venture Partners, Inc. are parties to an agreement with the Company dated May 30, 2002 whereby they were issued 700,000 common treasury shares of the Company as consideration for providing consulting services to assist the Company in raising equity capital. See Item 15 “Organization Within the Last Five Years”.

8.0	PLAN OF DISTRIBUTION

8.1	Primary Offering

We are offering 100,000 shares as the minimum offering, and 200,000 shares as the maximum offering at a price of $1.00 per share on a “best efforts”, “minimum, maximum” basis.

We offer the shares on a best efforts basis. We have agreed to pay any participating brokers a commission of 10% of the price of the shares. There are no brokers participating in the primary offering or secondary offering at this time nor do we have any plans to retain brokers to sell the primary or secondary offerings.

The offering will be conducted in the States on New York and New Jersey. We will register the securities within the two states after receipt of this prospectus.

The primary offering will end on the earlier of (1) completion of the sale of the minimum offering of 100,000 shares or (2) the 90th day after the date of this prospectus unless extended for 30 days by agreement between us, trustee of the subscription funds and the subscribers. Pursuant to a trust agreement dated March 24, 2003 between us and Joanne S. McClusky, a licensed lawyer located in Vancouver, British Columbia, Canada (the “trustee”), subscription funds will be deposited in a segregated bank account established solely for the purpose of holding the subscription funds for the time periods described earlier in this paragraph pursuant to an irrevocable direction from us to the trustee. In the event the minimum offering of 100,000 shares is not sold within the 90 days or 120 days if extended, the subscription funds will be promptly refunded to the subscribers by the trustee, in full without interest or deductions.

	Number of Shares	Offering price per share	Agent’s commission	Proceeds to Company Per share		Aggregate Agent’s Commission	Aggregate proceeds to Company

Minimum Offering	100,000	$1.00	$0.10	$0.90	(1)	$10,000	$90,000	(2)
Maximum Offering	200,000	$1.00	$0.10	$0.90	(1)	$20,000	$180,000	(3)

(1)	If the shares are sold directly by us, the net proceeds per share will be $1.00.

(2)	If the shares are sold directly by us, the aggregate proceeds of the minimum offering will be $100,000.

(3)	If the shares are sold directly by us, the aggregate proceeds of the maximum offering will be $200,000.

8.2	Secondary Offering

There is a secondary offering of 950,000 shares being offered by four shareholders of the Company. The Company will not receive any of the proceeds of the secondary offering. None of the secondary offering will be offered for sale until our primary offering of 200,000 shares is sold.

Number of Shares	Public Offering price	Agent’s Per share	Proceeds to Selling Shareholders Per share	Aggregate Underwriting Discount	Aggregate proceeds to Selling Shareholders

950,000	$1.00	$0.10	$0.90	$95,000	$855,000

The selling shareholders are not subject a minimum subscription. Any commission expense incurred by the selling shareholders will be paid by them. In the event the Company’s maximum offering of 200,000 shares is not sold the registration as to the selling shareholders will be withdrawn. There are no arrangements to coordinate the two offerings.

8.3	Legal Opinion

The validity of the shares offered has been passed upon by Charles Clayton, Minneapolis, Minnesota.

9.0	LEGAL PROCEEDINGS

The Company and its properties are not subject to any legal proceedings.

10.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND

CONTROL PERSONS

10.1	Directors Information

The following are the directors and executive officers of the Company:

Name	Age	Position

Walter Stunder	65	President, Director since incorporation in Dec. 1998

Matthias Wuttke	40	Director since 2001

Walter Stunder – President, Director. Mr. Stunder has been President of Aurora Pacific Consulting and Development Corp. since 1976. He speaks, reads and writes Russian and Ukrainian as well as English. His knowledge of these languages and his extensive knowledge of Ukraine are used in his consulting business which is to advise businesses in the set up and operation of businesses in Ukraine since its independence in 1992. He has been to Ukraine approximately 50 times in the past ten years as a consultant to other businesses.

Mr. Stunder has significant practical experience in the operation and maintenance of machinery. He grew up on a farm and operated and maintained all of the farm machinery. In the mid 1960’s he managed and operated a gravel crushing plant for a year in Prince George, British Columbia, Canada. He was responsible for all of the daily operations. Thereafter he was a high school teacher teaching mathematics, physics and chemistry. His technical knowledge of these three subjects enables him to understand the technical reports on the properties. After teaching, he worked for United Geophysics as a seismic surveyor. Mr. Stunder’s practical experience with the operation of machinery enables him to understand and design the equipment necessary to extract the garnet from our two properties.

Mr. Stunder will be spending 50% of his business time on the business of the Company, which is more than adequate to oversee the Companies operations. Upon completion of this offering and delivery of the pilot plant to the Ecogarnet property, the Company will initially hire three employees in Ukraine to directly manage and carry out the daily operations of the Ecogarnet property as required.

Mr. Stunder is a director and the owner of 80% of the shares of Aurora Precious Metals Inc. which is listed on the OTC(NBQ) with the symbol ARPM. He is the President and managing director if Aurora Precious Metals, Inc.

Matthias Wuttke –Director. Mr. Wuttke is the owner and full time manger of a computer consulting and retail sales company in Switzerland, and has done so for more than the past 7 years. His business acumen is in marketing and sales. Mr. Wuttke has marketing and sales connections with the abrasive industry as he worked at one time for Swiss Industrial Abrasives, which is Europe’s largest independent abrasive company. He was responsible for that company’s computer programs. At this time Mr. Wuttke spends minimal time on our operations. When the pilot plant on the Ecogarnet property starts operations, Mr. Wuttke will assume responsible for the marketing of the recovered garnet and then will expend as much time as is required to carry out the marketing duties. The Company cannot estimate at this time what percentage of his business time will be spent on the business of the Company.

The directors serve until the next meeting of shareholders.

10.2	No Indemnification for Directors

The statutes of the State of Delaware provide indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the company. The Company does not have indemnification agreements with its directors and officer.

10.3	No Employees

We do not have any significant employees. There are no family relationships among the directors. Neither of the two directors have been involved in any legal proceedings in the past five years that are material of an evaluation of them as directors or officer, including: (1) any bankruptcy petitions (2) criminal proceedings (3) an order barring or limiting their involvement in any type of business, securities or banking activities and (4) being found by a court of competent jurisdiction (in a civil matter), the Commission or the Commodity Futures Trading Commission to be in violation or any federal or state securities or commodities law.

11.0	SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information of the beneficial ownership of our common stock by:
Each stockholder that beneficially owns more than 5% of our common stock;
Each executive officer;
Each director; and
All directors and executive officers as a group.

Name	Shares owned	% Before Offering	% After Minimum Offering	% After Maximum Offering

Venture Capital Partners LLC (1)	400,000	9.4%	9.2%, provided however that upon the sale of the Company’s Minimum Offering of 100,000 shares the 400,000 shares will be offered for sale in the Secondary Offering. See Item 8 “ Plan of Distribution”	9% provided however that upon the sale of the Company’s Minimum Offering of 200,000 shares the 250,000 shares will be offered for sale in the Secondary Offering. See Item 8” Plan of Distribution”
John Leo	250,000	5.9%	5.8%, provided however that upon the sale of the Minimum Offering of 100,000 shares the 250,000 shares will be offered for sale in the Secondary Offering. See Item 8 “ Plan of Distribution”	5.67% provided however that upon the sale of the Minimum Offering of 200,000 shares the 250,000 shares will be offered for sale in the Secondary Offering. See Item 8” Plan of Distribution”
Walter Stunder Vancouver, B.C. Canada Director(2)	3,016,362	71%	70%	67.9%
Matthias Wuttke Munchwielen, Switzerland	50,000	1.17%	1.15%	1.13%
All directors and officers as a group (1 person)	3,066,362	72.17%	71.15%	69.03%

(1)        owned by John Leo of Jersey City, New Jersey.

(2)        Mr. Stunder’s shares are held in the name of Aurora Pacific Consulting and Development Corp. a private company wholly owned by Mr. Stunder.

12.0	DESCRIPTION OF SECURITIES

12.1	Description

We have authorized 100,000,000 shares of common stock, with a par value of $.001 per share. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are not cumulative and as such shareholders holding more than 50% of the outstanding shares of common stock are able to and will be able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are not assessable and are not subject to redemption or conversion and have no conversion rights.

We have authorized 50,000,000 shares of preferred stock with a par value of $.01 per share. We have not set any preferences on the preferred stock, and none have been issued.

12.2	Capitalization

The following table sets forth our capitalization as of June 30, 2003. Our capitalization is presented on an actual basis, and on an as-adjusted basis to reflect receipt of the estimated net proceeds from the sale of 100,000 minimum or 200,000 maximum shares of common stock at $1.00 per share, after deducting commissions and estimated offering expenses.

	Actual	As Adjusted

		Minimum Offering	Maximum Offering

Common stock, no par value, 100,000,000 authorized, 4,240,815 issued and outstanding and 4,340,815 minimum and 4,440,815 maximum issued and outstanding.	$1,054,806	$1,154,806	$1,254,806
Deficit accumulated	$(108,106)	$(108,106)	$(108,106)

Stockholder’s equity	$1,105,295	$1,205,295	$1,305,295
Due to related parties	$147,254	$147,254	$147,254

12.3	Shares Eligible For Future Sale

Upon completion of this offering, we will have 4,092,315 minimum and 4,192,315 maximum, shares of common stock outstanding. Of these shares, the 100,000 minimum, or 200,000 maximum sold in this offering and the 950,000 shares of the selling shareholders, will not be deemed to be restricted shares under the Securities Act of 1933. The remaining 3,042,315 shares were issued and sold in private transactions and in reliance on the private placement exemption of the Securities Act.

The 3,042,315 restricted shares are eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for the shares has ended.

In general, under Rule 144 a person who has beneficially owned his restricted shares for at least one year, and persons who are affiliates are entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. However, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned his registered stock for at least two years would be entitled to sell his shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

Prior to this offering there has been no market for the common stock and no predictions can be made of the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of the shares if a market for the shares develops. Nevertheless, sales of substantial amounts of the restricted shares in the public market could adversely affect such market prices.

13.0	INTEREST OF NAMED EXPERTS AND COUNSEL

13.1	Legal Opinion

The validity of the shares offered has been passed upon by Charles Clayton, Minneapolis, Minnesota. Mr. Clayton is being paid cash for his services. He was not retained on a contingent basis and has not and will not receive direct or indirect interest in the Company. Further he is not a promoter, underwriter, officer or director of the Company.

13.2	Auditor

The audited financial statements of the Company included in this prospectus and elsewhere in the registration statement have been audited by David J. Maxwell Ltd., independent public accountant, as indicated in his reports, and are included in reliance on the authority of the firm as experts giving reports. Mr. Maxwell received his Certified Public Accountant certificate on June 9, 2000 from the State of Illinois.

14.	DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The statutes of the State of Delaware provide indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the company. The Company does not have indemnification agreements with its directors and officer.

15.0	ORGANIZATON WITHIN LAST FIVE YEARS

15.1	Organization

15.1.1	Ecogarnet (A non-arms length transaction)

The Company signed an agreement dated March 1, 1999 with Aurora Pacific Consulting and Development Corp. (“Aurora”) to purchase Aurora’s 60% interest in a Ukrainian privatized company called the Ecogarnet Joint Venture. The remaining 40% interest is owned by a government owned Ukraine company called “Turbiv Kaolin Plant” which is wholly owned by the Ukrainian government. A Ukrainian privatized company is a Ukrainian government company that has been sold to non government parties.

The Ecogarnet Joint Venture was given exclusive authority by the Ukraine government to extract, produce and sell garnet and quartz feldspar from the Turbiv tailings pond located on 12.4 hectares at Turbiv village located southwest of Kiev, Ukraine.

The license was issued to Turbiv in 1995 by the Ukraine’s Head of State Committee of Geology and Mineral Usage, and was approved by the Ministry of Eco-Safety and Worker Protection. The quarry has been in operation for more than 30 years producing kaolin clays from which the garnet is extracted. The license does not have any time restriction. The Company’s operations will result in a clean up of the former kaolin plant tailings pond located on the Ecogarnet property.

The purchase price was one million common shares of the Company to be issue to Aurora upon commencement of production of garnet. The March 1, 1999 agreement stated that ownership would remain with Aurora until the purchase price was fully paid. The property is not in production and requires the proceeds of the Company’s Primary Offering to install a test plant to determine production requirements. See Item 4 “Use of Proceeds” and Item 18 “Description of Property. Pursuant to an amending agreement dated March 6, 2003, Aurora agreed to the immediate transfer of beneficial and registered ownership of its 60% interest in the Ecogarnet Joint Venture to the Company. Aurora further agreed to defer receipt of the Shares until the pilot plant to be established on the property has produced 100 tons of abrasive garnet from the tailings pond.

Aurora is a private British Columbia corporation wholly owned by Walter Stunder, the President of the Company. See Item 11 “Security Ownership of Certain Beneficial Owners and Management”.

15.1.2	Garnet Joint Venture (A non-arms length transaction)

The Company signed an agreement dated March 1, 1999 with Aurora to purchase Aurora’s 49% interest in a Ukrainian private company called the Garnet Joint Venture.

The Ivaniv garnet deposit is owned by Ivaniv Special Quarry (“ISQ”) a privatized Ukrainian company which holds a renewable exclusive license issued in 1995 to mine and produces abrasive garnet and quartz/feldspar from a 252 hectare area for a period of 20 years. ISQ is owned by Garnet Joint Venture as to 25% and by private residents of Ukraine as to 75%.

Garnet Joint Venture was formed to purchase the quarry rock for the purpose of extracting and selling garnet for industrial purposes. Garnet Joint Venture is owned 49% by the Company and 51% by ISQ.

The purchase price paid by the Company was 3 million common shares which have been issued and $300,000. $50,000 was paid on closing and $250,000 was to be paid in 12 equal monthly payments of $20,833.33 commencing April 1,1999 for a total purchase price of $300,000. Aurora has been paid a total of $108,000 leaving an outstanding balance of $192,000. The March 1, 1999 agreement stated that ownership would remain with Aurora until the purchase price was fully paid. Pursuant to an amending agreement dated March 6, 2003, Aurora agreed to the immediate transfer of beneficial and registered of its 49% interest in the Garnet Joint Venture to the Company and accepted a promissory note for the outstanding balance of $192,000. The promissory note states that the $192,000 is not due until March 31, 2005 provided however that until March 31, 2005, 50% of any funds raised by the Company through the sale of its common shares would be paid to Aurora.

15.2	Debt Due to Related Parties

As at June 30, 2003 the Company is indebted to Aurora and Walter Stunder (“creditors”) in the amount of $155,523 (the “debt”). There are no terms of repayment. The debt is comprised of out of pocket expenses paid by the creditors on behalf of the Company. None of the debt is comprised of management fees or salaries. Mr. Stunder has been and is working on behalf of the Company without remuneration. There are no terms of repayment of the debt. None of the proceeds of this offering will be used to repay the debt.

15.3	Consulting Fees paid by the Issue of Shares

The Company signed a six month agreement dated May 30, 2002 with Venture Capital Partners LLC (“Venture”) of Jersey City, New Jersey, whereby Venture, as a consultant would provide financial advice, strategic financial planning and introductions to capital sources. The fees were 700,000 common shares issued to: Venture as to 400,000; 200,000 to Joerg Schweizer, Consultant and 100,000 to S.P.R. Venture Partners Inc. (“SPR”) (collectively the “consultants”). John Leo of Jersey City, New Jersey is the owner of Venture and Spiro Pappas of Fort Lauderdale is the owner of SPR. The consultants have physically inspected the two garnet properties in the Ukraine and have contacted potential investors to raise funds for the Company. To date no funds have been raised.

16.0	DESCRIPTION OF BUSINESS

16.1	Business Development During the Last Three Years

The Company was incorporated on December 2, 1998 by registration of its articles of incorporation and bylaws with the State of Delaware.

16.1.2	There has been no bankruptcy, receivership or similar proceedings.

There has not been a material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business other than the purchase of a 60% interest in the Ecogarnet Joint Venture and a 49% interest in the Garnet Joint Venture. See Item 15 “Organization Within the Past Five Years” and Item 19 “Certain Relationships and Related Transactions”.

16.2	Business of the Issuer

The Company has an interest in two joint ventures for the extraction and sale of garnet for industrial uses. See Item 15 “Organization Within the Past Five Years”.

16.2.1	Ecogarnet

The Company has a 60% interest in the Ecogarnet Joint Venture which has a perpetual license for the five hectare Turbiv tailings pond located at Turbiv village, Vinnitsia Oblast region of the Ukraine about 220 kilometers from the city of Kiev and accessible by paved road. The property has a large tailings pond left from a kaolin plant for the production of kaolin clays. $80,000 of the proceeds from the primary offering are allocated to install a pilot plant to determine the optimum means of recovery using modern methods

The pilot plant is a washing plant designed to operate in the open at the edge of the Turbiv tailing pond. The plant will be portable and will operate for approximately three months. There are three employees required to operate daily twelve-hour shifts. The employee costs are $75 per month per employee. Some of the equipment required to set up the plant is on site and in good working order.

Currently onsite there is a sand classifer, bulldozer, several small trucks and basic equipment such as wheelbarrows. Sand classifers come in different forms and use water and gravity to separate light material (sand [feldspar]) from the heavier material (garnet). The existing sand classifer will be used by the Company for initial separation. The form of sand classifer in the pilot plant to do the final separation will be the spirals recommended by Swallow Services Limited, Mining consulting and Operations Management (“Swallow”). See Item 17.2 Plan of Operation and Item 18.1 “Description of Property” - Ecogarnet.

The function of the pilot plant is to determine which separation process is the most efficient. The separation processes are: (1) mechanical by the use of a vibrating screen (2) water separation using a sand classifier which separates the sand from the garnet by gravity (See Item 18.1 for further details) and (3) magnetic separation. All three processes will be incorporated in the pilot plant. The equipment for the three processes is off the shelf, standard components that do not require custom design.

Shipping the pilot plant from England requires about two weeks, and two weeks will be required to assemble the pilot plant. A local engineer has been consulted and will operate the plant. The shipping costs of $3,000 are included in the estimated cost of $80,000. We will require further financing to finance the cost of a preliminary or final feasibility study.

The property is serviced with water, electricity and gas. The power source is the Vinnitsia oblast (provincial) government

16.2.2	Garnet Joint Venture

We have a 49% interest in the Garnet Joint Venture which is located in Ivaniv village, Vinnitsia oblast (province), Kalynivka region, Ukraine. The property lies about 180 kilometers southwest of the city of Kiev and is accessible by paved road from the town of Kalynivka. The Garnet Joint Venture has a 20 year license for the extraction and sale of abrasive garnet and quartz feldspar from the crushed rock supplied by the Ivanovka garnet quarry. This project has been dormant since July 2002 and will remain dormant until we can fund the purchase of equipment in the amount of $1,000,000 particularly for separation and crushing equipment. There is present an infrastructure of buildings, power and water services and transportation. An additional $500,000 is budgeted for marketing. We plan to obtain the required financing from revenue from the Ecogarnet Joint Venture. We are the operator and there are no requirements for work on the project to keep the Garnet Joint venture agreement and the underlying license for the property in good standing until 2015.

16.3.1	Principal Products

The two properties produce industrial grade abrasive garnet for the expanding use of high-grade garnet in water jet cutting systems. These cutting systems are proving to be cleaner, safer and more cost efficient than conventional methods. For example large companies such as Boeing, Airbus and Chrysler Benz have turned to high-pressure water-jet cutting systems.

Garnet has been used as an abrasive material for at least 125 years. There is a company on the Eastern Seaboard of the United States, which has been producing garnets in excess of 125 years as an abrasive material for sandpaper, polishing, and basically abrasive uses in grinding wheels. Garnet has been used as an abrasive mainly in the wood industry because it has very good qualities to polish wood, as it is not too aggressive in its abrasive qualities.

In the last 15 years garnet has been found to be well suited for high tech applications, namely high pressure water jet cutting. This is a process, which is used for cutting virtually all types of material, such as aluminum, copper, wood, plastic, glass, ceramics, and stone. It can be used for cutting virtually any material as it uses a cold cut; there is not heat required, as is the case of oxy-acetylene and also laser cutting. The process can be very easily described. The water is compressed to approximately. 60,000 lbs. per inch and a jet of water is formed traveling at approximately 3 times the speed of sound. Garnet is introduced into the water jet, and it forms an abrasive cutting stream, which can cut virtually any type of material. Garnet is a specially suited for this as it is very heavy, not too abrasive, and also it has very good cutting edges. This is the main purpose for which garnet from the joint ventures will be used.

16.3.2	Current markets

The Company will be pursuing markets in Central Europe, which will include Germany, Austria, Switzerland and the Czech Republic. In 1999 these countries consumed over 44,000 metric tons of garnet. According to the international consulting firm Roskill Consulting Group of England, worldwide and European demand for garnet is growing at 10% per annum. The demand for the Central European Market in 2002 was estimated at 48,000 to 52,000 metric tons per annum. The properties are approximately 850 Km from Vienna, Austria which is the central distribution center for European garnet sales.

16.3.3	Distribution Methods

Garnet from the two properties can be moved by truck from the sites by purchasers. Garnet will be trucked by the Company from the sites to Vienna for delivery to distributors and end users on a 24 to 48 hour time line from receipt of orders. Vienna is well connected by rail to the rest of Europe.

16.3.4	Competitive Business Conditions and Company’s Competitive Position and Methods of Competition

The two properties are in close proximity to Vienna which is the central European distribution point for garnet. Europe accounts for approximately 25% of the market and that is efficient market size to absorb all the garnets produced by the Company. The proximity to Vienna gives the Company a significant advantage over other garnet suppliers from the U.S., Australia and India. These countries all face market barriers due to the additional cost and delivery time as they must ship up to 15,000 Km in order to supply the garnet to the Central European marketplace. This creates time lags of six to ten weeks to deliver compared to our delivery time of 24 to 48 hours. At this time there is no reliable garnet producers located in close proximity to the Central European market. Barton Garnet, the world’s largest garnet producer, sells its high-grade garnet at prices of US $480 to U.S. $700 per metric ton. In the years 2000 and 2001, open market prices for garnet were averaging U.S. $260 per metric ton FOB Vienna. Our costs, including production, packaging and marketing will average U.S. $70 per metric ton. The Company plans to sell its garnet to distributors in Vienna for an average of U.S. $234 per metric tons, which is 10%, less than average market process. This price will provide a 70% net pre-tax profit of U.S. $164 per metric ton.

A market study was completed for us by Roskill Consulting Group Ltd. of London, England. It mainly concentrated on the European market, and it showed that the European market is growing at a rate of approximately 10% per annum. The world market does not concern us since the primary market for the garnet abrasives will be in Europe.

Since all garnet is imported into Europe from Australia, United States, and India, we have a definite geographical advantage which will result in reasonable and very competitive transportation costs to deliver the garnet to the targeted central European market. Our delivery costs by freight to the European market are very advantageous when compared to the competitors. We have contacted most of the potential clients in Austria, Switzerland, and south-east Germany, as well as northern Italy, and many of them have shown a very definite interest. Approximately 3,000 tons of the Joint Venture garnet has already been pre-sold which amounts to 20% of its production. We plan to work with the manufacturers of high pressure water jet cutting machines to obtain repeat orders.

We will be running a non-cash business locally which allows the garnet to be moved directly out of the country eliminating local sales and intermediaries.

Shipments of garnet from the Ecogarnet tailings pond can commence within 120 days of completing the minimum primary offering.

16.3.5	Sources and Availability of Raw Materials and Names of Principal Suppliers

Our garnet production does not require any raw materials other than fuel and water which are in good supply.

16.3.6	Dependence on One or a Few Major Customers

We will not be dependant on any particularly distributor. Vienna, as the center for garnet distribution has a competitive market for the supply of garnet.

16.3.7	Intellectual Property

We do not own any intellectual property.

16.3.8	Government Approval

We do not require any government approvals in addition to the two licenses held by Ecogarnet and Garnet.

16.3.9	Effect of Existing or Probable Governmental Regulations on the Business

The Company does not anticipate any governmental regulations impacting on the business as the extraction of garnet does require chemicals and the only byproduct is sand. The area of Ukraine around the two properties is high in clay content. The sand from the garnet extraction operations will be sold as filler for roads, agriculture purposes and for concrete for construction products.

16.3.10  Amount Spent in Last 2 Fiscal Years on Research and Development

During the last two years we have carried out market research and reviewed and archived several published, independent market studies and articles in trade journals regarding garnet production and marketing. We have surveyed potential clients in Europe. The Montgomery report was also commissioned by us. The Swallow report was commissioned by us to study the separation methods of garnet from the tailings pond on the Ecogarnet property. A report dated July 11, 2001 called “Location Report” authored by Anja Wernecke, independent consultant was used to establish the best location for the distribution center and the comparative costs between train and rail.

16.3.11  Costs and Effects of Environmental Compliance

The Company has not planned for any costs of compliance with environmental compliance because no chemicals are produced and the sole by-product is sand.

16.3.12  Number of Total Employees and Full Time Employees

The Company currently does not have any employees. Employees will be hired for the installation and operation of the test plant for the Ecogarnet tailings pond. Full time Ukraine nationals will eventually be hired to manage and carry out the daily operations.

16.3.13  Business Combinations

The Company is not seeking or contemplating any business combinations within the next twelve months. At this time the Company does not plan any business combinations to take place at any time.

16.4	Reports to Security Holders

The Company is currently a private company. Upon completion of the primary offering, annual reports and audited financial statements will be sent to security holders and reports with be filed with the SEC.

16.5	Where You Can Find Additional Information

We have filed, with the Securities and Exchange Commission, Washington, DC, a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered. This Prospectus does not contain all of the information set forth in the Registration Statement, the exhibits and schedules. For further information, about our common stock and us, please refer to the Registration Statement, exhibits and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

The Registration Statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from such offices upon the payment of the fees proscribed by the SEC. The phone number where information on the Public Reference Room may be obtained is: 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the web site is http://www.sec.gov.

17.0	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

17.1	Plan of Operation

We have had extremely limited income since the inception of the corporation. The Company cannot satisfy its cash requirements without raising additional capital in the next twelve months. The Company’s product research and development for the near future is limited to installation of a pilot plant on the Ecogarnet tailings pond at an approximate cost of $80,000 to be paid from the proceeds of the minimum offering. A pilot plant has been recommended by Swallow at an approximate cost of $80,000 to $100,000. The actual cost is budgeted at $80,000 because some of the required equipment is on site. See Item 18.2.1 for further details. Installation of the pilot plant would occur within four weeks of completion of the minimum offering of 100,000 shares. The pilot plant will operate for three months. At the end of three months we expect to have stockpiled 100 tons of different sized garnet products for trial marketing. When the pilot plant is installed, Matthias Wuttke, a director will commence marketing of the garnet to the abrasive industry in Europe. The pilot plant could be purchased for approximately $50,000.

17.2	Discussion and Analysis of Financial condition and Results of Operations

The liabilities of the Company as at June 30, 2003 were $166.866, an increase of $16,460 from $150,406 as at June 30, 2002. Liabilities were $150,406 as at June 30, 2002, an increase of $34,036 from $116,370 as at June 30, 2001. The principal reason for the increase in liabilities is due to shareholder loans to the Company to pay for ongoing expenses.

There was a loss of $16,448 for the year ended June 30, 2003, a decrease in loss of $40,836 compared to a loss of $57,284 for the year ended June 30, 2002. The loss of $57,284 for the year ended June 30, 2002 was an increase in loss $49,216 compared of $8,086 as at June 30,2001. The main reason for the increase in the loss for the year ended June 30, 2003 compared to the year ended June 30, 2002 was a decrease in: advertising and promotion from $3,298 to $629, consulting fees from $13,206 to $956, legal and accounting expenses incurred with respect to this offering from $11,680 to $941, rent of $8,194 to $4,850 and decrease in travel from $10,059 as at June 30, 2002 to $1,507 as at June 30, 2003. An analysis of the loss is as follows:

Item	June 30, 2003	June 30, 2002	June 30, 2001

	$	$	$
Advertising and promotion	629	3,298	72
Consulting fees	965	13,206	95
Insurance	199	0	0
Interest and bank charges	(29)	69	278
Legal and accounting	941	11,680	2,042
Licenses, dues and subscriptions	228	1,384	298
Office	1,366	5,996	481
Rent	4,850	8,194	2,000
Stock Transfer fees	2,560	0	0
Telephone	1,876	976	209
Travel	1,507	10,059	0
Vehicle Expense	623	2,162	126
Wages and employee benefits	733	260	2,467
Total:	(16,448)	(57,284)	(8,068)

The deficit as at June 30, 2001 was $42,656 and increased by $57,284 to $99,940 as at June 30, 2002. The deficit increased from $99,940 as at June 30,2002 by $16,448 to 116,388 as at June 30, 2003.

18.0	DESCRIPTION OF PROPERTY

Our two properties are without known reserves, the viability of commercial production is not known and the pilot plant proposed for the Ecogarnet tailings pond is exploratory in nature.

The required infrastructure for both properties is present. Both properties have a secure source of water, gas and electricity. The power source for the electricity is owned and supplied by the Vinnitsia oblast (province). No exploration work has been done on the properties by us.

We have budget approximately $80,000 to install a pilot plant on the Ecogarnet property. None of the proceeds of the offering will be spent on the Garnet property.

18.1	Ecogarnet Joint Venture

The Company has a 60% interest in the Ecogarnet Joint Venture which has a perpetual license for the five hectare Turbiv tailings pond located at Turbiv village, Vinnitsia Oblast region, Ukraine about 220 kilometers from the city of Kiev and is accessible by paved road. The Turbiv kaolin plant has been operating since the mid 1960’s and one of the wastes from the plant is garnet. When the plant began to operate there was no use for abrasive garnet and it was dumped into the tailing pond along with the quartz feldspar (sand). The tailing pond became technogenic, which means it was leaching fine material (mostly kaolin) into the surrounding water system. The Ukraine government has designated the pond as an area to be reclaimed. Our plan to install a pilot plant to extract the garnet and quartz/feldspar (sand) from the tailings pond is viewed by the government as a clean up operation. The remaining kaolin will settle to the bottom of the pond and form its own impervious layer and will not leach into the soil.

A preliminary report on the property prepared by J.H. Montgomery, Ph.D., P. Eng. Dated January 20, 2002 states:

“Size: The tailings deposit has an approximate area of 5 hectares. Using a density of 2.7 for the raw tailings, the total tonnage available for processing and recovery of garnet calculates to about 2 million tons.

Raw Material: A chemical analysis of the raw material is presented in the following table:

Oxide	%	Oxide	%	Oxide	%

SiO2	70.1	MnO	Trace	SO3	0.8
A12O3	17.0	CaO	1.31	K2O	5.05
Fe2O3	4.0	MgO	1.21	Na2O	2.35
TiO2	0.50	P2O5	0.3	H2O	0.39

The raw material (tailings) consists mainly of quartz, feldspar, garnet and kaolin. The garnet content has been estimated as up to 25 % by the State Committee of Ukraine on Geology and Mineral Resources. Figure 2-1 shows a photograph of the raw tailings at Turbiv, Figure 2-2 is a photograph of the “ancient” blade mill (sand screw) used to separate garnet concentrate from the tailings and Figure 2-3 shows the resulting garnet concentrate. This material ... has been estimated to contain about 85% garnet. Some additional processing will be required to meet specifications for water-jet cutting and to provide a low-dust blasting media. Higher purity is also required for molded abrasives.”

Included in the cost of such an exercise should be the marketing trials and cutting trials necessary to demonstrate product performance. At the end of the pilot plant process, it should also be possible to produce a monazite concentrate which could also be trial marketed to see what interest is available. Total cost of the pilot plant and test marketing program, including labour, operating costs and equipment would be in the region of U.S. $80,000 to $100,000.”

The Company plans to follow the recommendations of Swallow to install a pilot wet plant to concentrate garnet using a sand classifier comprised of a number of spirals to separate and concentrate garnet from the background material using differences in gravity. The process is split into two elements, the sizing of the material and the removal of ilmenite and other paramagnetics to produce a relatively pure dried garnet product.

Swallow has advised:

“in order to build a customer base it will be necessary to produce up to 100 tons of different products for trial marketing.

To produce this volume of material will most likely involve the use of a pilot plant treating around 1.5 tons per hour of tailings to produce around 400 kg of garnet concentrate. The pilot plant should contain all the principle elements of the expected plant design and will allow the Company to demonstrate that the process will work and has consistently produced good product.

To carry this out I would recommend the renting of a pilot plant including spirals, pumps, cyclones, screens, magnetic separators etc. The pilot plant can be operated over a 10 to 12 week period to produce the required tonnage and quality of material. Specialized drying of the final product will be required as will final screening of the dried product before bagging for customer trials. Included in the cost of such an exercise should be the marketing trials and cutting trials necessary to demonstrate product performance. Total cost of the pilot plant and test marketing program, including labour, operating costs, equipment would be in the region of US $80 – 100,000.”

The Company’s exploration costs are limited to the costs of the Montgomery January 2002 report and the Swallow report. The costs were $13,206.

18.2.  Garnet Joint Venture

The Garnet Joint Venture is licensed to process and package garnet from the Ivanovka Quarry. The quarry is located in the Vinnitsia District of Ukraine. The property lies about 180 kilometers southwest of Kiev and is accessible by paved road from the town of Kalynivka. Mining at the Ivanovka quarry began in 1965 and since that time a total of about 35 million tons of rock has been mined and crushed for road fill and aggregate for concrete. The waste product fines have been extensively tested and garnet abrasive can be produced suitable for sandblasting, water jet cutting and other industrial applications. A by-product, quartz/feldspar, may be suitable for the glass industry. The current pit is about 720 meters by 800 meters with a depth of 60 meters. Five working benches are each about 10-12 meters high. Mining is done by quarrying from the various benches using conventional drilling and blasting. Trucks are loaded with electric shovels and the raw rock is trucked to the crushing plant, which is located about 0.5 km from the quarry pit. The quarry operation will supply crushed rock to the garnet plant as required. The quarry operation is a business independent of us. We will buy the crushed rock from the quarry and then process it in a pilot mill.

The operation requires installation of a pilot mill to bulk test the garnet gneiss. This will serve to fine tune processing techniques and determine what products may be produced for market. A more detailed market study is required and a final feasibility study is required before constructing a full scale plant and operation. The Company estimates a budget of $1,500,000 is required to install required equipment and undertake the required marketing. The required financing is planned to be paid from profits from the Ecogarnet operations. This property is dormant and will remain dormant until the required financing is obtained.

There is a paved road to the quarry, which is kept in a good shape. The 220 km drive from Kiev takes approximately 3.5 hours to drive because the road passes through several small villages. The speed limit in many instances is only 60 km/h. The quarry itself is served by a spur line, which is 2 km to the main line.

The Ivaniv pit area is under-layered by garnet bearing granite textured gneiss. The rock is composed mainly of garnet, quartz, feldspar with minor biotite, and a cordierite, and the accessory minerals such as zircon, routile, apatite, ilmenite, magmatite, and pyrite. The granitic gneiss is weathered at surface to a depth of 3-4 meters. Also overburden is less than one meter think. The outer burden is less than one meter thick, and consists basically of some soil but mostly sand. This sand is suitable for building purposes and it is removed by the general public at no cost to the quarry.

The Deposit is by far the richest and the largest in Europe. The physiographic of the Ivaniv region is characterized by low topographic relief and sparse vegetation. The climate is temperate continental with cold winters and warm summers. The maximum temperature in summer is approximately +30 0C, and the winter temperature minimum is generally-20 oC, but the mean temperature in winter is approximately freezing point.

The Ivaniv Garnet Deposit is the only large garnet deposit that can be put into commercial production in Europe. Of the 220 other garnet showings in Europe, none of them can be put into production economically. The Ivaniv Garnet can operate all year with approximately 3 weeks shut down between the middle of December and middle of January for repair work and maintenance, and also the Christmas season and New Year.

Diamond drilling, petrography studies, processing tests, and a market feasibility study have been carried out on this project. The drilling and petrography studies showed that the pit rock is very consistent in character and contains approximately 27% almandine garnet. Grain size range from 1.5 to 6 mm, and the processed fragments size ranges from .15 to .4 mm. Processing test included simple mechanical processing method including crushing, screening, magnetic separation, and gravity separation, would produce a good recovery and a clean product. Laboratory tests have produced 97% pure garnet concentrate.

A technical report by J. H. Montgomery Ph.D. P. Eng dated January 25, 1998 called “Report on the Ivanovka Garnet Deposit”, (the “Montgomery –Garnet Report”). The Montgomery-Garnet report states:

“Ivaniv Specialized Quarry has calculated that reserves to a depth of 100 m of 97 million tons. A more conservative calculation has been carried out and calculated the reserve of 57 million tons of 27% garnet to a depth of 79 m on the west side of the pit. Based on the continuity of geology and mineralogy exposed along the pit benches and detailed sampling of drilled holes, the reserve may be classified as a drill pit indicated or probable reserves. Previous drilling has shown that the garnet bearing rock extends downward more than 100 m with the comparable grade. Regional geological mapping shows that the unit continues to strike along to the north-west about 30 km, and to the south-east for about 20 km. These extensions have not been tested. Two drill holes have been drilled to give an indication of the continuity and the continuity is definitely there, and the maintenance of the 27% garnet is also continued. The two drill results have shown that there is approximately 75 years of reserves left with the processing of approximately 50,000 tons of garnet removed annually.”

The area has been searched extensively for other deposits, and none have been found that would rival the Ivaniv Garnet Quarry as far as quality and quantity is concerned. It is there for safe to assume, that no other garnet processing plants will spring up in the area. This is very important as this area is very conducive for garnet production due to its very short distance to the primary market. It is a superior product to the Ecogarnet property but would cost three to four times the cost of the Ecogarnet operation to produce

Access

Air travel

Ukraine has a good international airport in Kiev, which is served by most major airlines including KLM, Lufthansa, Air France, British Air, Estonian Air, and various other smaller airlines, including Austrian Air and Swiss Air. Air Ukraine serves this area as well and has many flights to the various cities within Ukraine.

Road and Rail travel

Ukraine has a very extensive infrastructure of roads, which are reasonably well maintained; however, not to North American standards. Most roads there are paved, and the speed limit is approximately 90 km/h. Access is by paved road and by rail, which has both passenger and freight services.

Both properties are located 20 km from Vinnitsia, Ukraine, a city with a population of approximately 300,000 and approximately 850 Km from Vienna, Austria, which is the central distribution center for European garnet sales. Road links from the two properties to Vienna are in good condition along with direct rail lines to serve the Central-European market on a 24 to 48 hour basis. The railroad line is a wide gauge type of line, and can ship goods anywhere into the former Soviet Union. To ship to Western Europe requires changing the undercarriage at the border city of Chop to convert to a narrow gage railroad, and the railroad car can proceed.

The operations will be a non-cash business locally, which will allow the garnet to be moved directly out of the country thereby eliminating the requirements to make local sales or use intermediaries.

18.3	Investment Policies

We do not plan to invest in real estate or acquire interests in real estate, real estate mortgages or real estate securities. We plan to develop the properties owned by the Garnet and Ecogarnet Joint Ventures.

19.0	CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

We sold shares in the Company to raise money to keep the Company going. The persons who purchased the shares are the selling shareholders. None of them has a position, office or other material relationship to Black Sea Minerals, Inc. John C. Leo and Joerg Schweizer have from time to time been a consultant. Following is a list of the selling shareholders with the number of shares registered:

Venture Capital Partners, LLC	400,000
Joerg Schweizer	200,000
S.P.R. Venture Partners, Inc.	100,000
John C. Leo	250,000

The selling shareholders’ shares will not be registered in the event the 200,000 shares (the maximum offering) are not sold. In that event the registration will be withdrawn as to the selling shareholders.

20.0	MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

20.1	Market Information

Our common stock is not and have never been listed on any publicly listed exchanges or trading systems and as a result has never been traded. There is no public trading market for our shares.

20.2	Shares Eligible for Future Sale

There are no shares subject to outstanding options or warrants to purchase or securities convertible into, common equity of our company.

Upon completion of this offering, we will have 4,092,315 minimum and 4,192,315 maximum, shares of common stock outstanding. Of these shares, the secondary offering of 100,000 shares minimum, or 200,000 shares maximum sold in this offering, and the 950,000 shares of the selling shareholders, will not be deemed to be restricted shares under the Securities Act of 1933. The remaining 3,042,315 shares were issued and sold in private transactions and in reliance on the private placement exemption of the Securities Act.

The 3,042,315 restricted shares will be eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for the shares has ended.

In general, under Rule 144 a person who has beneficially owned his restricted shares for at least one year, and persons who are affiliates are entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. However, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned his registered stock for at least two years would be entitled to sell his shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

Prior to this offering there has been a limited market for the common stock and no predictions can be made of the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of the shares if a market for the shares develops. Nevertheless, sales of substantial amounts of the restricted shares in the public market could adversely affect such market prices. There are 3,992,315 shares issued pursuant to Rule 144 of the Securities Act, which requires a one-year holding period from their date of acquisition. The one-year hold period for the shares has expired.

20.2	Holders

There are 353 registered shareholders who beneficially own the 3,092,315 currently issued and outstanding shares.

20.3	Dividends

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

21.0	EXECUTIVE COMPENSATION

Walter Stunder, the President of the Company is the Company’s chief executive officer.

				Long Term Compensation

		Annual Compensation		Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compen sation ($)

Walter	2003	0	0	0	0	0	0	0
Stunder	2002	0	0	0	0	0	0	0
President	2001	0	0	0	0	0	0	0
	2000	0	0	0	0	0	0	0

No stock options have been granted or exercised in the last three fiscal years.

APPENDICES:

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

INDEPENDENT AUDITOR’S REPORT

To	The Stockholders and Board of Directors Black Sea Minerals, Inc. (A DEVELOPMENT STAGE COMPANY)

I have audited the balance sheets of Black Sea Minerals, Inc. as at June 30, 2003, 2002 and 2001, the statements of stockholders’ equity for the years then ended, and statements of operations and cash flows for the year ended June 30, 2003 and 2002 and the period from December 2, 1998 (Date of Inception) to June 30, 2003. These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with U.S. generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2003, 2002 and 2001, the results of its operations, and its cash flows for the year ended June 30, 2003 and 2002 and the period from December 2, 1998 (Date of Inception) to June 30, 2003 in accordance with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is not currently engaged in a business and has suffered losses from development stage activities to date, which raise substantial doubt about its ability to continue as going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 21, 2003
Surrey, BC	CHARTERED ACCOUNTANT

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
JUNE 30, 2003, 2002 AND 2001

	2003	2002	2001

ASSETS
CURRENT ASSETS
Cash	$266	$254	$336
INVESTMENT IN JOINT VENTURE (Note 5)	1,058,518	1,058,518	1,058,518
ORGANIZATIONAL COSTS (Note 2)	46,500	46,500	46,500

	$1,105,284	$1,105,272	$1,105,354

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,343	$11,342	$2,000
DUE TO RELATED PARTIES (Note 3)	155,523	139,064	114,370

	166,866	150,406	116,370

STOCKHOLDERS’ EQUITY
CAPITAL STOCK (Note 4)	1,054,806	1,054,806	1,031,640
DEFICIT	(116,388)	(99,940)	(42,656)

	938,418	954,866	988,984

	$1,105,284	$1,105,272	$1,105,354

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF DEFICIT
FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

	2003	2002	2001

BALANCE, beginning of year	$(99,940)	$(42,656)	$(34,588)
LOSS FOR THE YEAR	(16,448)	(57,284)	(8,068)

BALANCE, end of year	$(116,388)	$(99,940)	$(42,656)

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2003, 2002
AND THE PERIOD FROM INCEPTION DECEMBER 2, 1998 TO JUNE 30, 2003

		Period December 2, (Date of Inception)

	From 1998 to June 30, 2003	2003	2002

EXPENSES
Advertising and promotion	$629	$3,298	$4,046
Consulting fees	965	13,206	34,266
Insurance	199	—	199
Interest and bank charges	(29)	69	513
Legal and accounting	941	11,680	22,827
Licences, dues and subscriptions	228	1,384	2,642
Office	1,366	5,996	10,594
Rent	4,850	8,194	15,044
Stock transfer fees	2,560	—	4,820
Telephone	1,876	976	3,363
Travel	1,507	10,059	11,566
Vehicle expense	623	2,162	2,912
Wages and employee benefits	733	260	3,596

LOSS FOR THE YEAR	$(16,448)	$(57,284)	$(116,388)

BASIC LOSS PER COMMON SHARE	—	(0.01)	(0.05)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	4,240,815	4,362,415	2,120,408

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2003, 2002
AND THE PERIOD FROM INCEPTION DECEMBER 2, 1998 TO JUNE 30, 2003

		Period December 2, (Date of Inception)

	From 1998 to June 30, 2003	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for the year	$(16,448)	$(57,284)	$(116,388)
CHANGES IN NON-CASH WORKING CAPITAL
Accounts payable and accrued liabilities	—	9,342	11,343

	(16,448)	(47,942)	(105,045)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related parties	16,460	24,694	155,523
Proceeds from subscribed capital	—	28,166	1,054,806
Cancellation of subscribed capital	—	(5,000)	—

	16,460	47,860	1,105,284
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in joint venture	—	—	(1,058,518)
Investment in Jasper Products	—	—	(46,500)

	—	—	(1,105,018)

INCREASE (DECREASE) IN CASH	12	(82)	(104,779)

CASH, beginning of year	254	336	—

CASH, end of year	$266	$254	$266

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FROM DECEMBER 2, 1998 (DATE OF INCEPTION) TO JUNE 30, 2003

	Common Shares	Subscribed	Deficit Accumulated During the Development Stage	Total

Net loss, from December 2, 1998 (date of inception) to June 30, 2000	—	$—	$(34,588)	$(34,588)
Stock subscribed for not issued as of June 30, 2000 Reg D Rule 504 stock offering for cash	1,365,200	222,650	—	222,650
Stock subscribed for not issued as part of purchase of joint venture	3,000,000	750,000	—	750,000

Balance, June 30, 2000	4,365,200	972,650	(34,588)	938,062
Net loss, from July 1, 2000 to June 30, 2001	—	—	(8,068)	(8,068)
Stock subscribed for not issued as of June 30, 2001 Reg D Rule 504 stock offering for cash	118,815	58,990	—	58,990

Balance, June 30, 2001	4,484,015	1,031,640	(42,656)	988,984
Net loss, from July 1, 2001 to June 30, 2002	—	—	(57,284)	(13,685)
Stock subscribed for not issued as of June 30, 2002 Reg D Rule 504 stock offering for cash	256,800	28,166	—	—
Stock cancelled	(500,000)	(5,000)	—	(5,000)

Balance, June 30, 2002	4,240,815	1,054,806	(99,940)	$954,866
Net loss, from July 1, 2002 to June 30, 2003	—	—	(13,685)	(13,685)

Balance, June 30, 2003	4,240,815	$1,054,806	$(113,625)	$941,181

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The company follows accounting principles generally accepted in the United States and Canada in preparing it financial statements. The significant accounting policies used are as follows:

a)	Going Concern

These financial statements show that Black Sea Minerals, Inc. had a substantial working capital deficiency and that it has suffered losses since inception. These matters raise questions about the company’s ability to continue as a going concern. These financial statements have been prepared on the basis of generally accepted accounting principles as applicable to a going concern, however the future of Black Sea Minerals, Inc. will depend upon the company’s ability to obtain adequate financing, successfully resolve any outstanding contingencies and attain profitable operations. Although the successful resolution of these uncertainties is not assured, management is of the opinion that current negotiations for financing and ultimate satisfactory settlement of any contingencies will allow the company to continue its operations

b)	Financial Instruments

The financial instruments of the company consist of cash, accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the company is not exposed to significant currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

c)	Basis of Presentation

The company was incorporated in December of 1998. The Company’s primary concentration is acquiring an interest in a project involving the exclusive right to mine, produce, and market abrasive garnet and quartz-feldspar in a region of the Ukraine.

d)	Development Stage Enterprise

The Company is in the development stage of its existence. The Company has had no sales since inception and has devoted its efforts primarily to raising capital, reviewing and obtaining joint venture opportunities, and administrative functions.

e)	Income Taxes

Since the company has had no operations, no provision for income taxes is required. Certain items of expense will be recognized in different periods for income tax purposes than for financial reporting purposes and future taxes recorded accordingly.

f)	Earnings Per Share

The company has had no operations to date and, accordingly, no earnings per share.

g)	Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.	ORGANIZATIONAL COSTS

Organizational costs include the purchase price of the intangible assets of Jasper Products Inc., a Delaware private corporation. As Black Sea Minerals Inc. is still in the development stage, these costs have not yet been amortized.

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3.	DUE TO RELATED PARTIES

The advances from affiliated parties are unsecured, non-interest bearing and without specific repayment terms. However, the company has indicated that repayment of this amount will not be requested within the next fiscal year. Consequently, this amount has been classified as a non-current liability in the accompanying financial statements.

4.	CAPITAL STOCK

	2003	2002	2001

Authorized:
100,000,000 Common shares without par value
Subscribed capital:
4,240,815 (2002-4,240,815; 2001-4,484,015)
Common shares without par value	$1,054,806	$1,054,806	$1,031,640

5.	JOINT VENTURES

On March 1, 1999, the company purchased a 49% interest in the Ukrainian-Canadian Granat joint venture. The object of the joint venture is the mining, production, and marketing of abrasive garnet and quartz-feldspar. The 49% interest in the joint venture was purchased for a total price of $300,000 cash and 3,000,000 common shares.

On March 1, 1999, the company entered into an agreement to purchase a 60% interest in Ecogarnet. Ecogarnet is in the business of treating, exploiting, producing and selling garnet and other related activities. The 60% interest will be paid for by issuing 1,000,000 common shares without par value of Black Sea Minerals, Inc. to Aurora Pacific Consulting and Development Corp. upon commencement of production of garnet from this plant.

Black Sea Minerals Inc. shall retain Aurora Pacific Consulting and Development Corp. for 18 months at $10,000 per month to supervise the initial phases of this project. This shall include construction of the plant and marketing of the products, which are garnet and quartz feldspar. The contract with Aurora Pacific Consulting and Development Corp. has not yet been initiated.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 702 Indemnification of Directors and Officers

The statutes of the State of Delaware provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant does not have indemnification agreements with its officers and directors.

Item 511 Other Expenses of Issuance and Distribution

Registration Fees	$250
Accounting Fees	$10,000
Legal Fees	$13,000
Printing	$1,000
Miscellaneous	$3,500
TOTAL	$27,750
Amount Paid	$16,000
Balance Outstanding	$11,750

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Item 701 Recent Sales of Unregistered Securities

The following are all sales of unregistered securities for the past three years.

Name	Number of Shares	Date	Amount Paid

Monica Yorke	10,000	12/99	4000.00
Lisa Zenowski	20,000	12/99	5000.00
Lucy Sparrow	1,000	1/00	740.00
Wayne John Craven	4,000	3/00	2000.00
Kelvin Chiddick	6,000	3/00	3000.00
Sandra Chiddick	200,000	6/00	20,000.00
Broadway Brake and Muffler	10,000	7/00	5000.00
459795 BC Ltd	10,000	7/00	5000.00
Allen and Amy Barber	10,000	7/00	5000.00
Kevin Stunder	10,000	7/00	4000.00
Wayne John Craven	4,000	3/01	2000.00
Brian Douglas Thorp	800	4/01	400.00
Arthur Hiebert	10,000	4/01	5000.00
Owen C. Macrae	2,000	6/01	1000.00
Anja Wernecke	1,000	7/01	1000.00
Wayne Dangerfield	2,000	7/01	1000.00
Oksana Kolotygina	1,000	8/01	1000.00
Brian D. Thorpe	1,300	9/01	650.00
Elizabeth Perez Atristain	1,500	10/01	750.00
Kinuyo Yoshida	1,000	12/01	500.00
Marina Kouznetsova	1,000	12/01	500.00
Brian D. Thorpe	2,000	3/02	1000.00
Ahmi Park	1,000	3/02	500.00
M de Las Angeles Reyes Berroca	1,000	6/02	500.00
John Leo	250,000	6/02	25,000.00

The registrant believes that all transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement need be in effect prior to such issuances.

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Item 601 Exhibits

3(1) Articles of Incorporation and Bylaws
3(ii) By-laws
5.0 Legal opinion
10.1 Purchase Agreement, Ecogarnet
10.2 Amendment Agreement, Ecogarnet
10.3 Purchase Agreement, Garnet
10.5 Trust Agreement – Subscription Funds
J. H. Montgomery PhD, P. Eng. Technical Report – Ecogarnet dated January 20, 2002
Swallow Services Limited, Mining Consultant and Operations Management Technical Report dated October 9, 2002 – Ecogarnet
Location Map
24.0 Consent of Accountant

Item 512 Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which it offers or sells securities, , a post-effective amendment to this registration statement to:

File, during any period, in which it offers or sells securities, a post-effective amendment to this registration statement to:

Include any prospectus required by section 10(a) (3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually, or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low of high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 28, 2002.

BLACK SEA MINERALS, INC.
“Walter Stunder”	By:

Walter Stunder President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 28, 2003.

“Walter Stunder”

Walter Stunder, Director, President

“Matthias Wuttke”

Matthias Wuttke, Director

Until December 31,2003 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospect when acting as underwriters and with respect to their unsold allotments or subscriptions.

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